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                                                                      EXHIBIT 12


MMI Companies, Inc. and Subsidiaries
Ratio of earnings to fixed charges
(in thousands except ratios)

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


                                                                          Year ended December 31,
                                                            ---------------------------------------------------
                                                             1997       1996       1995       1994       1993
                                                             ----       ----       ----       ----       ----
Income from continuing operations
  before income taxes and extraordinary losses...........   $44,316   $ 55,449   $ 42,213   $  5,330   $ 43,797

Add fixed charges:
  Interest expense.......................................     6,489      6,083     10,889     10,084      4,150
  Amortization of issuance costs.........................        --         70         --        123         38
  Portion of rents representative of
  interest factor........................................     2,150      1,850      1,625      1,345        982
                                                            -------   --------   --------   --------   --------
                                                              8,639      8,003     12,514     11,552      5,170
                                                            -------   --------   --------   --------   --------

Income as adjusted.......................................   $52,955   $ 63,452   $ 54,727   $ 16,882   $ 48,967
                                                            ========  ========   ========   ========   ========

Fixed charges............................................   $ 8,639   $  8,003   $ 12,514   $ 11,552   $  5,170
                                                            =======   ========   ========   ========   ========

Ratio of earnings to fixed charges.......................       6.1        7.9        4.4        1.5        9.5
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